Exhibit 3.4

CERTIFICATE OF DECREASE

OF

$0.925 SERIES D NON-CUMULATIVE CONVERTIBLE PREFERRED STOCK

(PAR VALUE $0.01)

OF

ONEOK,INC.

PURSUANT TO SECTION 1032

OF THE GENERAL CORPORATION ACT OF THE STATE OF OKLAHOMA

ONEOK, Inc., and Oklahoma Corporation (the “Corporation”), does hereby certify:

That on February 5, 2003 the Corporation filed in the office of the Oklahoma Secretary of State a Certificate of the Designations, Powers, Preferences and Relative, Participating, Optional or Other Rights, and the Qualifications, Limitations or Restrictions Thereof, of $0.925 Series D Non – Cumulative Convertible Preferred Stock of ONEOK, Inc. (the “Certificate of Designation”);

That the Board of Directors of the Corporation at a meeting duly called and convened on September 18, 2003, adopted resolutions authorizing and directing the reduction in the number of shares designated as $0.925 Series D Non-Cumulative Convertible Preferred Stock (“Series D Preferred Stock”) by 8,418,000 shares so that the total number of shares designated as Series D Preferred Stock after such reduction will be 13,397,386;

That 13,397,386 shares of Series D Preferred Stock are currently outstanding, and this reduction will not reduce the number of shares to which the Certificate of Designation applies below the number of outstanding shares of Series D Preferred Stock; and

That when this Certificate is executed, acknowledged, filed and recorded in accordance with Section 1007 of the General Corporation Act of the State of Oklahoma and, when the certificate becomes effective, it shall have the effect of eliminating from the Corporation’s Certificate of Incorporation all matters set forth in the Certificate of Designation with respect to 8,418,000 shares of Series D Preferred Stock and such shares shall resume the status of authorized but unissued shares of preferred stock of the Corporation, but the Certificate of Incorporation shall continue otherwise unchanged with respect to the outstanding 13,297,386 shares of Series D Preferred Stock.

IN WITNESS WHEREOF, ONEOK, Inc. has caused this certificate to be signed by signed by David L. Kyle, its Chairman of the Board, President, and Chief Executive Officer, and attested by Eric Grimshaw, its Vice-President and Secretary, this 30th day of September, 2003.

ONEOK, Inc.

By:	/s/ David L. Kyle
David L. Kyle Chairman of the Board, President and Chief Executive Officer

(SEAL)

ATTEST:

By:	/s/ Eric Grimshaw
Eric Grimshaw
Vice President and Secretary